EXHIBIT 99.2

Don Volk - Kenexa - CFO

Thank you, Robin.  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's second quarter 2012 results, followed by our current guidance for the third quarter and full year 2012.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

I would also like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

Finally, we may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is available in our press release issued after the market close today.  This press release can be found on our website at www.kenexa.com.

I'll now turn the call over to Rudy Karsan.

Rudy Karsan

Thanks Don. And thanks to all of you for joining us on this call to review our second quarter results, which exceeded our guidance on both the top and bottom line.  We continue to see a growing number of customers that are looking to turn their human resources functions into an area of competitive advantage, and they are focused on partnering with vendors who can deliver an end-to-end solution.  We believe that Kenexa is benefitting from this trend as a result of our highly differentiated value proposition, which is based on a combination of best-in-class product offerings and decades of HR domain expertise.  In addition, we are now the largest human capital management pure play following the consolidation in our industry.

Kenexa delivered a strong performance for the second quarter and first half of the year, despite the volatile news regarding the global economic environment.  The growing momentum of our technology platform wins with blue chip customers helped to drive a record sales performance, and this is contributing to greater scale in our business when combined with faster efficiency gains with our largest RPO customers.  These factors, along with the continued growth in our pipeline of opportunities, support our increased revenue guidance and even more meaningful increase in our profitability expectations for the full year 2012.

Don will provide additional details on our guidance later, but let me now turn to a summary review of our financial results for the second quarter.  Total non-GAAP revenue was $88.2 million, above our guidance and representing a year-over-year increase of 24%. We saw a strong performance across all aspects of our business: software, data and services.  From a profitability perspective, non-GAAP operating income was $9.8 million and non-GAAP net income available to common shareholders was $0.27 per diluted share, which was 4 cents above the high-end of our guidance.

From a macro perspective, like everyone else, we are mindful of the economic headlines and watching its potential impact on the pace of IT spending among HR organizations very carefully.  While there are differences from one geography to another, we continue to see sales activity at very healthy levels from an overall global perspective.  When we are talking to HR executives at large, multi-national organizations, the conversations are not dominated by discussion of what is going on in European economies.  The discussions are much more focused on the fact that they are facing increasing pressure from the C-level suite with respect to how they are going to transform their company with improved talent and productivity levels, as well as tight time frames for doing so.  These organizations need a business partner and technology solutions provider to help them achieve these goals.

Clearly, jobs growth has not been robust in the US, but the fact is there is still positive job creation and a relatively stable unemployment rate that is well below the peak levels seen during the recession.  It is important to remember the type of hiring that our target customers are focused on – which is skilled labor that is in shorter supply and greater demand.  Because companies are continuing to hire in the job families that we are primarily supporting, we have been able to continue growing throughout this period of relatively high unemployment – and we believe that we are well positioned to continue doing so.

We also believe that Kenexa is benefitting from market share gains.  We are seeing greater customer recognition that our SaaS platform offers industry-leading functionality, scalability, security and overall product breadth.  Our integrated human capital management platform addresses the entire lifecycle of the employee, including recruitment, onboarding, compensation management, learning, and performance management, among others.  We are winning a growing number of opportunities where blue chip customers are selecting Kenexa as their strategic human capital management platform and solutions provider.  In doing so, the ultimate plan is to consolidate internal systems and point solutions into Kenexa as they focus on all of the elements of workforce transformation.

Our end-to-end solution set is the culmination of years of extensive investments in our 2x platform that unified our code base and user interface across our product suite.  During the second quarter, we introduced further enhancements to our 2x platform, including the release of 2x Assess. This is an exciting product release for us as it leverages both the 2x technology platform and our world class predictive assessments content business.  With the release of 2x Assess, customers are now able to offer all assessment tests on a single platform and seamlessly integrate that data across other 2x modules like applicant tracking.  This speaks directly to the increased value proposition of having a unified software platform that enables more efficient data sharing, which leads to improved decision making and business value for customers.

We also announced the introduction of our latest mobile release with the introduction of Hot Lava Mobile 3.0, which is targeted at the mobile learning marketplace. With this solution customers will be able to develop their own unique learning content and then securely deliver it to employees in the field for tutorials across their smartphones and tablets.  As our customers have more of their employees working remotely and on the go, we will continue to bring more of our solutions directly to their fingertips.

Looking ahead, we believe we have an exciting opportunity to further expand our technology and product lead versus our competitors.  We believe that global organizations are looking for the best and most focused HR solutions provider that can deliver a comprehensive offering to address their workforce transformation needs.

We will continue to make significant investments in our products to push the pace of innovation and represent the standard by which other human capital management vendors are compared.   There are a growing number of customers that are selecting Kenexa based purely on the strength of our software as we are winning many head to head technology evaluations. Our combination of a product suite that is recognized by customers and industry analysts as best-in-class, decades of deep domain expertise and our agnostic stance toward 3rd party ERP systems has created a value proposition that we believe is difficult for others in the market to compete with.

During the second quarter, we had exciting software wins with customers such as NetApp, SPX Corporation, Cracker Barrel, Brady Corporation and Cottage Health Systems.  As you can see our software solutions are being adopted across a wide range of verticals, including technology, industrials, retail, and healthcare.

From an overall perspective, we won over 100 new preferred partner customers in the quarter, which is up from over 50 in the second quarter of 2011 and over 70 during the first quarter of 2012.  Our expanding customer base offers a ready-made opportunity to make additional sales from our expanding product offering into our installed base.  The success of our cross-selling strategy is reflected in our P-cubed metric, which measures the average annual revenue from our top 80 customers.  In the second quarter our P-cubed metric exceeded $1.9 million, which was an improvement from $1.8 million at the end of the first quarter and $1.5 million in the year-ago period.  We expect our P-cubed will cross the $2 million threshold during 2012, which was the long-term goal we set for ourselves at the time of our IPO in 2005.  We now believe we could drive this metric towards the $5 million mark over time.  The 5-fold increase in our P-cubed metric since we have been a public company demonstrates customers are increasingly looking to Kenexa to be their strategic human capital management vendor.

We are also seeing continued demand for our RPO offering, which is benefitting from large enterprises looking to refocus on their core competencies and leverage our human resources domain expertise to improve their hiring methodology and process, with the end goal of ultimately improving their employee base.  In the second quarter we added another blue chip RPO customer with our win at British Telecom.  In addition, we have completed the process of ramping the three large RPO contracts we were awarded in 2011.  Our ability to scale the three largest RPO deals of 2011 simultaneously is a terrific validation of Kenexa’s execution capability and capacity for growth.  In addition, the institutional knowledge we have gained on optimizing large RPO rollouts will enable us to deliver time-to-value even quicker for future large RPO clients.

To summarize, we have delivered a strong performance so far in 2012, and we are targeting continued market share gains and greater operating leverage in our business as we look to the second half of the year.  We are widening our technology lead versus our traditional competitors and are hard at work ensuring that we execute effectively against the growing pipeline of opportunities we are seeing in the market.  We believe that Kenexa is well positioned to become one of the major winners in this multi-billion dollar industry.

With that, let me turn the call back over to Don to review our second quarter financials and to provide further details on our increased guidance for 2012.

Don?

Don Volk - Kenexa - CFO

Thanks Rudy. I’ll begin by reviewing our second quarter results, starting with the P&L.

On a GAAP-basis, our total revenue for the second quarter was $86.3 million. Excluding the deferred revenue write down of purchase accounting related to certain acquisitions, total non-GAAP revenue was $88.2 million, which exceeded our guidance of $86-$88 million and represented a 24% increase compared to the second quarter of 2011.

Non-GAAP subscription revenue was $64.1 million, an increase of 23% compared to last year, and it represented 73% of our total second quarter revenue. Services and other revenue was $24.1 million, up 26% compared to last year and representing the remaining 27% of our total second quarter non-GAAP revenue.

Our revenue growth is being driven by strength across both our subscription software business, which was up a robust 10% on a sequential basis, as well as the continued momentum in our services and other business – which is due in part to the ongoing strength of our RPO business. We generated approximately $20 million in RPO revenue in the second quarter, which was up 24% from the year ago period.

While the economic environment has become more volatile, our RPO business continues to perform well due to a combination of factors: first, the unemployment rate is well below peak levels of several years ago and our customers are hiring in the key job families that we support which is skilled labor that is in short supply; second, as we have shared in the past, we believe our portfolio of RPO engagements is higher quality today compared to several years ago.  The combination of these factors, along with a robust pipeline of RPO opportunities, supports our expectations for continued solid growth in our RPO business as we look ahead.

Looking at our revenue from a geographic perspective, our non-GAAP revenue mix of domestic versus international revenue was 71/29%, versus 74/26 in the second quarter of 2011. During the quarter currency negatively impacted our total revenue by approximately $800,000.  Our renewal rates across our suite of solutions continued to approach the 90% range, consistent with recent quarters.

Turning to profitability, we’ll be providing non-GAAP measures for each second quarter 2012 expense category, which excludes, $2.4 million of share-based compensation expense associated with FAS 123R, $5.8 million of amortization of acquired intangibles, a $200,000 adjustment related to acquisitions and also includes the previously mentioned $1.9 million in deferred revenue write down. Comparisons will be made using the non-GAAP results for both periods.

Non-GAAP gross margin was 63% for the second quarter, up from 60% in the previous quarter and compared to 62% in the year-ago period.  The expansion in our gross margin is a result of two primary factors: first, our growing momentum in winning large transactions focused purely on our SaaS-based platform; and second, the fact that we have made faster than expected progress ramping efficiencies with the large RPO relationships that we added in the latter half of 2011.  We expect the combination of these factors to contribute to additional gross margin expansion – to the mid 60’s level as I mentioned on the last call- in the second half of 2012.

Non-GAAP income from operations of $9.8 million was above our guidance of $8.3 to $8.7 million. This represented an 11.1% non-GAAP operating margin, which is over 200 basis points of margin expansion compared to our 9% non-GAAP operating margin a year-ago.  Non-GAAP income from operations increased 53% compared to the year-ago period, which led to non-GAAP diluted EPS of $0.27 for the second quarter of 2012, which was well above our guidance of $0.22 to $0.23 due to our revenue outperformance and better-than-expected gross margin.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP:
•	Cost of revenue, $33.1 million
•	Sales and marketing, $20.2 million
•	R&D, $7.5 million, and
•	G&A, $14.5 million

For the second quarter, GAAP loss from operations was $116,000. Net loss allocable to common shareholders was $1.7 million, resulting in $0.06 GAAP net loss per share. The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-K filed with the SEC.

Turning to our balance sheet, we had cash, cash equivalents and investments of $89.7 million at June 30, 2012, which compares to $83.0 million as of March 31, 2012. Our accounts receivable DSO was 61 days at the end of the second quarter consistent with the year-ago period. Deferred revenue at quarter end was $96.4 million, a 14% increase from $84.9 million in the year-ago period and consistent with the end of last quarter. From a cash flow perspective, we generated non-gaap cash from operations of $17.2 million during the quarter, compared to $16.8 million in the year-ago period.

For the full year 2012, we continue to expect strong cash generation in the second half of the year as we have experienced in the past.  We continue to target free cash flow of approximately $40 million, or roughly equal to our non gaap operating income.   This would be up from $31.8 million in free cash flow for the full year 2011.

I’d now like to turn to guidance, starting with the third quarter.

For the third quarter, we are targeting GAAP revenue of $90.7 million to $93.7 million, and non-GAAP revenue in the range of $92 million to $95 million, an increase of 19% to 23% on a year-over-year basis.  It also represents a solid, 4% to 8% sequential increase from the second quarter of 2012.  We are targeting third quarter non-GAAP operating income of $11 million to $12 million. Assuming a 20% effective tax rate for reporting purposes and 28.4 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.29 to $0.32 for the third quarter.

For the full year 2012, we now expect total GAAP revenue to be $352 million to $359 million, and after adding back the deferred revenue write-down associated with certain acquisitions, and non-GAAP revenue in a range of $359 million to $366 million. This represents year-over-year growth of 23% to 26% and is an increase from our previous guidance of $355 million to $365 million. We are increasing our full year non-GAAP operating income guidance to $40 million to $43 million, an increase from our previous guidance of $37 million to $41 million. Our guidance also reflects the continued investments in our growth initiatives and product roadmap, which we view as the best way to drive long-term shareholder value given our increasingly attractive competitive positioning in the marketplace. Assuming a 20% non-GAAP tax rate for reporting purposes and 28.3 million shares outstanding, we are now targeting full year 2012 non-GAAP net income per diluted share in a range of $1.07 to $1.16, an increase from our most recent guidance of $0.98-$1.09.

In summary, we are pleased with our performance during the second quarter and believe we are well positioned for solid performance in the second half of the year.

We'd now like to turn it over to Robin to begin the Q&A session.